EXHIBIT 21

                             (List of Subsidiaries)


          Name of Subsidiary                            State of Incorporation
    San Diego Testing Engineers, Inc.                          Delaware
    Los Angeles Testing Engineers, Inc.                        Delaware
    Wyman Testing Laboratories, Inc.                           Delaware
    Unitek Technical Services, Inc.                            Delaware
    AGS/PEICO, Inc.                                            Delaware
    U.S. Engineering Laboratories, Inc.                        Delaware
    Professional Engineering & Inspection Company              Florida
    BTC Laboratories, Inc.                                     California
    Buena Engineers, Inc.                                      Delaware